Exhibit 99.1

Nevro Reports Third Quarter 2017 Financial Results

Redwood City, Calif., November 6, 2017 - Nevro Corp. (NYSE: NVRO), a global medical device company that is providing innovative evidence-based solutions for the treatment of chronic pain, today reported financial results for the three and nine months ended September 30, 2017.

Third Quarter Financial Results

Revenue for the three months ended September 30, 2017 was $82.3 million versus $60.9 million during the same period of the prior year, representing 35% growth as reported. U.S. revenue for the three months ended September 30, 2017 was $66.3 million, representing 40% growth as reported. International revenue was $16.0 million, representing growth of 12% in constant currency and 17% on an as-reported basis. The increase in revenue was primarily attributable to the continued adoption of the Senza system.

Gross profit for the three months ended September 30, 2017 was $57.9 million, representing a 70% gross margin, up from $41.7 million, representing a 68% gross margin, in the same period of the prior year.

Operating expenses for the three months ended September 30, 2017 were $62.4 million compared to $43.6 million in the same period of the prior year, representing an increase of 43%. The increase in operating expenses was driven primarily by increased headcount and related personnel costs, as well as legal expenses associated with intellectual property litigations.

Loss from operations for the third quarter of 2017 was $4.4 million compared to $1.9 million for the same period of the prior year.

Revenue Guidance for Full Year 2017

Nevro is refining its expectations for worldwide revenue for 2017, narrowing the expected range to $315 to $320 million, compared to previous expectations in the range of $310 to $320 million.

Webcast and Conference Call Information

Management will host a conference call today beginning at 1:30 p.m. PT / 4:30 p.m. ET. Investors interested in listening to the conference call may do so by dialing (866) 393-4306 for U.S. callers, or (734) 385-2616 for international callers (Conference ID: 92779701), or from the webcast on the “Investors” section of the Company’s website at www.nevro.com/investors. Following the call, a replay will be available on the Investor Events and Presentations webpage of the Company’s website.

About Nevro

Headquartered in Redwood City, California, Nevro is a global medical device company focused on providing innovative products that improve the quality of life of patients suffering from debilitating chronic pain. Nevro has developed and commercialized the Senza spinal cord stimulation (SCS) system, an evidence-based, non-pharmacologic neuromodulation platform for the treatment of chronic pain. The Senza system is the only SCS system that delivers Nevro's proprietary HF10 therapy. Senza, HF10, Nevro and the Nevro logo are trademarks of Nevro.

Forward-Looking Statements

In addition to historical information, this press release contains forward-looking statements with respect to our business, capital resources, revenue projections, strategic initiatives and growth, reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including continuing adoption of, and interest in, Senza in the U.S. and international markets and our expectations for worldwide revenue for the full year 2017. These forward-looking statements are based upon information that is currently available to us or our current expectations, speak only as of the date hereof, and are subject to numerous risks and uncertainties, including our ability to successfully commercialize our products; our ability to manufacture our products to meet demand; the level and availability of third-party payor reimbursement for our products; our ability to effectively manage our anticipated growth; our ability to protect our intellectual property rights and proprietary technologies; our ability to operate our business without infringing the intellectual property rights and proprietary technology of third parties; competition in our industry; additional capital and credit availability; our ability to attract and retain qualified personnel; and product liability claims. These factors, together with those that are described in greater detail in our Annual Report on Form 10-K filed on February 23, 2017 and our Quarterly Report on Form 10-Q that we expect to file on November 6, 2017, as well as any reports that we may file with the SEC in the future, may cause our actual results, performance or achievements to differ materially and adversely from those anticipated or implied by our forward-looking statements. We expressly disclaim any obligation, except as required by law, or undertaking to update or revise any such forward-looking statements. Our results for the quarter ended September 30, 2017 are not necessarily indicative of our operating results for any future periods.

Investor Relations Contact:

Nevro Investor Relations

Katherine Bock

(650) 433-3247

ir@nevro.com

Nevro Corp.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

	(unaudited)		(unaudited)
Revenue	$82,256	$60,922	$228,711	$157,973
Cost of revenue	24,316	19,235	70,530	53,741
Gross profit	57,940	41,687	158,181	104,232
Operating expenses:
Research and development	9,381	7,923	27,617	22,453
Sales, general and administrative	52,977	35,636	157,971	98,591
Total operating expenses	62,358	43,559	185,588	121,044
Loss from operations	(4,418)	(1,872)	(27,407)	(16,812)
Other income (expense):
Interest income (expense), net	(1,689)	(1,825)	(5,122)	(2,929)
Other income (expense), net	251	259	1,198	96
Loss on extinguishment of debt	—	—	—	(1,268)
Loss before income taxes	(5,856)	(3,438)	(31,331)	(20,913)
Provision for income taxes	374	448	1,016	1,040
Net loss	(6,230)	(3,886)	(32,347)	(21,953)
Changes in foreign currency translation adjustment	165	(100)	(41)	(446)
Changes in unrealized gains (losses) on short-term investments	13	(507)	107	(296)
Net change in other comprehensive loss	178	(607)	66	(742)
Comprehensive Loss	$(6,052)	$(4,493)	$(32,281)	$(22,695)
Net loss per share, basic and diluted	$(0.21)	$(0.14)	$(1.10)	$(0.77)
Weighted average shares used to compute net loss per share, basic and diluted	29,513,842	28,542,760	29,342,883	28,373,430

Nevro Corp.

Consolidated Balance Sheets

(in thousands, except share and per share data)

	September 30,	December 31,
	2017	2016
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$44,042	$41,406
Short-term investments	227,312	234,951
Accounts receivable, net	53,409	52,818
Inventories, net	95,575	85,221
Prepaid expenses and other current assets	6,259	5,895
Total current assets	426,597	420,291
Property and equipment, net	7,187	7,132
Other assets	3,346	2,354
Restricted cash	806	806
Total assets	$437,936	$430,583
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$17,800	$16,162
Accrued liabilities and other	30,806	26,036
Total current liabilities	48,606	42,198
Long-term debt	143,260	138,140
Other long-term liabilities	1,831	1,211
Total liabilities	193,697	181,549
Stockholders’ equity
Common stock, $0.001 par value, 290,000,000 shares authorized, 29,603,852 and 28,886,862 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	30	29
Additional paid-in capital	498,354	470,869
Accumulated other comprehensive loss	(612)	(678)
Accumulated deficit	(253,533)	(221,186)
Total stockholders’ equity	244,239	249,034
Total liabilities and stockholders’ equity	$437,936	$430,583

SOURCE Nevro Corp.